UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2011

MasterCard Incorporated

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32877 (Commission File Number)	13-4172551 (IRS Employer Identification No.)

2000 Purchase Street Purchase, New York (Address of principal executive offices)		10577 (Zip Code)

(914) 249-2000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 23, 2011, MasterCard Incorporated (the “Registrant”) announced that, effective August 23, 2011 (the “Effective Date”), it had appointed Andrea Forster as Corporate Controller and principal accounting officer of the Registrant and of MasterCard International Incorporated (“MasterCard International” and, together with the Registrant, the “Company”).

Ms. Forster, age 51, most recently served as Vice President, Supply Chain Transformation of PepsiCo, Inc. from 2010 until March 2011. Since 1987, Ms. Forster had held various finance positions of increasing responsibility at both the Pepsi Bottling Group, Inc. and PepsiCo, Inc., including ten years of experience in controller positions. She worked for Pepsi Bottling Group, Inc. as Vice President, Business Process Improvement from 2009 to 2010; Vice President, North America Finance from 2007 to 2008; and Vice President and Controller from 2000 to 2007. Ms. Forster is a certified public accountant.

In accordance with the terms of an employment offer letter between MasterCard International and Ms. Forster, dated August 2, 2011 and effective as of the Effective Date, Ms. Forster:

•	serves as Corporate Controller and principal accounting officer of the Company, and is employed at will by the Company;

•	receives an annual base salary of $350,000;

•	is eligible to participate in the Company’s 2006 Long Term Incentive Plan, as amended (the “LTIP”), and will be nominated to receive a grant under the LTIP: (1) in 2011 of restricted stock units in the amount of $250,000 and (2) in 2012 of stock options, shares or units similar to other employees at her level in the amount of approximately $400,000; and

•	is eligible to participate in the Company’s employee compensation or benefit plans and programs as may be generally made available to other employees of the Company at her level, including the MasterCard International Annual Incentive Compensation Plan and MasterCard International Change-in-Control Severance Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTERCARD INCORPORATED

Date: August 23, 2011	By	/s/ Noah J. Hanft
Noah J. Hanft
General Counsel, Corporate Secretary and Chief Franchise Integrity Officer